MANAGED PORTFOLIO SERIES
FIRST AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

This FIRST AMENDMENT dated as of the 20th day of August 2025, to the Investment Advisory Agreement dated as of the 22nd day of May, 2024 (the “Agreement”) by and between Managed Portfolio Series, a Delaware statutory trust (the “Trust”), and Prospector Partners Asset Management, LLC, a Delaware limited liability company (the “Adviser”).
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to incorporate a newly created series of the Trust; and
WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all of the parties.
NOW, THEREFORE, the parties agree to amend and restate Schedule A as attached hereto, to add the Prospector Focused Large Cap Fund (the “Fund”), effective upon the launch date of the Fund.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

MANAGED PORTFOLIO SERIES on behalf of the series listed on Schedule A By: /s/ Brian Wiedmeyer Name: Brian Wiedmeyer Title: President

PROSPECTOR PARTNERS ASSET MANAGEMENT, LLC By: /s/ Peter N. Perugini Name: Peter N. Perugini Title: CFO

SCHEDULE A
FUNDS AND FEES

Series of Managed Portfolio Series	Annual Fee Rate as % of Current Net Assets

Prospector Capital Appreciation Fund	1.00%

Prospector Opportunity Fund	1.00%

Prospector Focused Large Cap Fund	0.80%

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